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                                                                    Exhibit 10.1

                       Non-Employee Director Compensation

Equity:

Continuing Directors. At each Annual Meeting, we will grant to each continuing non-employee director elected by the shareholders restricted shares of common stock with a value equal to that director's fees earned in the previous fiscal year, including annual retainer, fees for chairing the Board and Board committees and for Board and committee attendance. The per share value of shares granted will be determined by using the fair market value of our common stock on the date of such election (i.e, the closing sales price for our common stock on the trading day immediately prior to the date of the Annual Meeting, as reported by Nasdaq).

One-half of the shares will be restricted against sale or transfer for a period of one year from date of grant; the balance will be restricted against sale or transfer for a period of two years from the date of grant.

The non-employee directors may vote and receive dividends on the restricted shares while the restrictions remain in place.

If a non-employee director resigns from the Board without the prior approval of the Corporate Governance Committee while the restrictions are in place, the non-employee forfeits the shares so restricted.

The Board has established stock ownership guidelines pursuant to which, no later than two years after receiving restricted shares under this policy, non-employee directors should hold shares of common stock with at least a value (based on basis, not current fair market value) equal to one-year's Board retainer and attendance fees.

New Directors. Each non-employee director, upon his or her first election to the Board, shall be granted a stock option for 20,000 shares, vesting immediately, with an exercise price equal to the fair market value of our common stock on the date of such first election.

Cash:

We retain our present practice of a $10,000 annual retainer, paid quarterly, and $2,500 for each Board meeting attended personally. Effective April 1, 2006, telephone Board meeting fees are increased to $1,500 (up from $1,000) and committee meeting fees are increased to $2,000 each, whether in person or by telephone (up from $1,000). Unchanged are the annual fees, paid quarterly, for chairing the Audit Committee at $6,000 and $2,000 for chairing the Corporate Governance Committee and the Nominating Committee and the annual fee of $4,000, paid quarterly, payable to the Chairman of the Board.